Exhibit 10.1

RAND WORLDWIDE, INC.

March 23, 2011

Marc D. Dulude

4 Rowan Field Road

Wayland, MA 01778

Dear Marc:

We are pleased to offer you continued employment in the position of Chief Executive Officer of Rand Worldwide, Inc. (the “Company”) effective as of January 1, 2011.

The terms of your employment will be as follows:

1.	Title – Chief Executive Officer of the Company, reporting to the Board of Directors.

2.	Starting Date – As of January 1, 2011.

3.	Responsibilities – You will have full responsibility for establishing the Company’s future direction and for serving otherwise as the Chief Executive Officer of the Company. You will serve on the Board of Directors (the “Board”) of the Company as long as you are CEO of the Company.

4.	Compensation – Your compensation will consist of the following components:

A.	Annual base salary of $283,500 per year, subject to annual review by the Compensation Committee of the Board. Base salary will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time.

B.	You will be eligible to earn an annual target bonus of $125,000 each fiscal year, subject to meeting annual individual and Company goals established by the Board, as evaluated by the Board, and prorated for the number of full months worked in fiscal year end June 30, 2011. Your target bonus will be subject to annual review by the Compensation Committee of the Board.

C.	You will be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company. Benefits include 401(k) plan participation, life, health, dental, accident and short and long term disability insurance, and 20 days of paid time off, per annum, subject to Company usage and other policies.

D.	You will be entitled to participate in the Company’s long term incentive plan, as and when approved by the Board.

5.

Severance – In the event your employment with the Company is terminated by the Company without cause, or as a result of your death or long term disability, you will be entitled to 12 months salary and benefits continuation, with no bonus, provided that you execute and deliver within 28 days following termination and do not revoke a release and waiver of claims acceptable to the Company (the “Release”), and provided further that in the event of your long term disability, the salary continuation will be reduced by the amounts paid to you under the employee benefit plans on account of disability, and in the event of your death or disability, the payments to which you are entitled under this Paragraph will be paid to your estate. For purposes of this Letter, “cause” means: (i) your arbitrary, unreasonable, or willful failure to follow the reasonable instructions of the Board or otherwise perform your duties (other than as a result of disability) for

Marc L. Dulude Offer Letter

March 23, 2011

five (5) days after a written demand for performance is delivered to you; (ii) your gross negligence or willful misconduct in the performance of your duties; (iii) other behavior that is materially injurious to the Company (whether from a monetary perspective or otherwise), including without limitation, substance abuse; your willful commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to the Company or its stockholders or other material dishonesty with respect to the Company; (iv) your conviction of, or the filing of a plea of nolo contendere or its equivalent with respect to, a felony or any other crime involving dishonesty or moral turpitude; or (v) your material breach of your obligations under this Letter or under the Confidentiality Agreement (see below). For purposes of this paragraph, any of the following will be deemed termination events provided that you provide the Company written notice of the occurrence of such event and the Company does not cure the event within 30 days of receipt of such notice: (a) the Company substantially reduces or diminishes your duties and responsibilities without cause; (b) the Company reduces your base salary (other than in connection with a proportional reduction of the base salaries of a majority of the executive employees of the Company); or (c) the Company permanently relocates you without your consent to another primary office, unless your primary office following such relocation is within fifty (50) miles of your primary office immediately before the relocation or your permanent residence immediately before the date of the relocation.

Along with this letter, you shall have signed and delivered to the Company a Confidentiality, Assignment of Inventions, Non-Competition and Non-Solicitation Agreement (“Confidentiality Agreement”), a copy of which is enclosed herewith. Severance payments referenced above are contingent upon your continued compliance with the Confidentiality Agreement.

This letter (and any claim or controversy arising out of or relating to this letter) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware. You and the Company agree that any legal action or proceeding arising out of this letter may be brought and determined in the courts of the State of Delaware, each party irrevocably submits to the exclusive jurisdiction of such courts, and each party irrevocably waives any claim that it is not personally subject to the jurisdiction of the Delaware courts and that the suit, action or proceeding in any such court is brought in an inconvenient forum, the venue is improper and this letter, or the subject matter thereof, may not be enforced in such courts. EACH PARTY FURTHER WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDINGS AND ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO AGREE TO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS OF THIS PARAGRAPH.

As an at-will employee, either you or the Company may terminate your employment at any time and for any reason or no reason, with or without cause and with or without prior notice.

Marc L. Dulude Offer Letter

March 23, 2011

If you decide to accept this offer of employment as set forth above, we ask that you sign below and return this letter to me by March 31, 2011.

Please call me if you have any questions.

Sincerely,

/s/ Richard A. Charpie
Richard A. Charpie
Chairman

ACCEPTED AND AGREED:

/s/ Marc L. Dulude	3/30/11
Marc L. Dulude	Date